Exhibit 10.19


             Panther(TM) Drive System Product and Services Agreement


Introduction and Purpose. This Product and Services Agreement ("Agreement") is entered into as of _________ (the "Effective Date") by and between Enova Systems, Inc., a California corporation ("Enova") with its principal place of business located at 19850 S. Magellan Drive, Torrance, California 90502, and ("Customer"), an _________Company ("Purchaser") with its principal place of business located at ________________________.

Enova manufactures and sells certain proprietary vehicle drive systems, as further described in Appendix 1 (the "Panther(TM) Drive Systems").

Purchaser manufactures and sells certain vehicles listed in Appendix 2 and wishes to incorporate the Panther(TM) Drive Systems as an integral drive system in those vehicles.

Purchaser wishes to obtain Enova's assistance in the initial incorporation of the Enova Drive Systems into its vehicles and Enova wishes to provide joint development assistance to Purchaser.

Purchaser and Enova wish to address marketing opportunities and provide for the purchase of Panther(TM) Drive Systems for incorporation Purchaser's vehicles and sale in the event that the joint development efforts are successful. The Purchaser products listed in Appendix 2 developed and manufactured under this Agreement incorporating Panther(TM) Drive Systems are referred to herein as the "Products."

     1.4 Agreement. This Agreement consists of the body of the Agreement, the Appendices, and any purchase order issued and accepted pursuant to the provisions of this Agreement. Section 2 shall only apply if there are Development Efforts (defined below in Section 2) and Sections 3 through 7 shall only apply if there is Commercial Production (defined below in Section 3). The terms, conditions and provisions of this Agreement shall be construed in a manner that gives effect to the entire agreement to the extent practicable. To the extent that any provisions conflict, the Agreement and Appendices control over any inconsistent purchase order terms, Appendix 9 (Additional Terms for Development Efforts) controls over any inconsistent terms relating to Development Efforts and Appendix 10 (Additional Terms for Commercial Production and Additional General Terms) controls over any inconsistent term in the Agreement other than those relating to the Development Efforts.

Joint Technical Development and Grant of Rights

Intention. Purchaser intends to integrate a Panther(TM) Drive System into a prototype vehicle (the "Prototype"), and as part of such efforts will endeavor to combine Panther(TM) Drive System with products from manufacturers, suppliers, and developers other than Enova. All efforts by Purchaser to combine the Panther(TM) Drive System with other


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products or otherwise integrate  Panther(TM) Drive System into the Prototype are referred to herein as "Development Efforts." Without limiting the generality of the foregoing, Development Efforts shall include those development projects undertaken by Enova in direct response to a Development Effort.

Development Effort Scope. The parties shall perform the Development Efforts described on Appendix 3. Each party shall pay for expenses and make other payments associated with the Development Efforts as provided in Appendix 3 and Appendix 9. Any legal terms that are applicable only to the Development Efforts are specified in Appendix 9.

Out-of-Scope Efforts. The parties shall endeavor in good faith to establish their respective rights and duties in any Development Effort that is not within the Development Effort scope defined in Appendix 3. These rights and duties may include, but are not limited to, assignment of intellectual property and payment for additional hardware or services delivered. Unless the parties agree otherwise in writing, an out-of-scope Development Effort that results in new technology or improvement to existing technology will be owned as provided in Attachment 9.

Prototype Hardware Restrictions. The Prototype shall be considered a prototype product until such time as both parties mutually agree otherwise in writing. Enova and Purchaser agree that neither party shall publicly display at trade shows or otherwise promote, market, or sell any prototype Purchaser Product without the other party's prior written approval.

Commercial Production. Promptly following the date (the Acceptance Date") on which Enova and Purchaser mutually agree that successful completion of the development and testing of Purchaser Product has occurred as contemplated by Appendix 3, then Purchaser shall engage in commercial production, sale and support of Products ("Commercial Production").


Purchase and Sale of Products. If Commercial Production commences, Enova agrees to sell and Purchaser agrees to purchase Panther(TM) Drive Systems pursuant to the terms, conditions and provisions of this Agreement.

Purpose. Purchaser may purchase the Panther(TM) Drive Systems and related spare and replacement parts for the sole purpose of incorporating them into the Purchaser products listed in Appendix 2 to create Products and as replacement parts for the Products. Purchaser may use the resulting Products or sell or lease them, either directly to purchasers or indirectly through one or more levels of distribution.

Nonexclusivity. Enova reserves the right to select and authorize other businesses to sell and service Enova products and parts, to sell products and parts directly to direct accounts of Enova, to sell products and parts to other purchasers or original equipment manufacturers for use as an integral part of assembled equipment, or to any other customers.


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Trained Sales Staff. Purchaser shall maintain a staff of trained sales personnel in order to ensure maximum market penetration and fulfillment of sales potential of the Products.

Promotion of Products. Following the Acceptance Date, Purchaser shall develop a market and promote the sale of the Products actively, and advertise with a program of advertising to create awareness of Enova products and their associated value proposition. Such promotion and advertising may include, but is not limited to, participation in trade shows, presentations at seminars or industry meetings, direct mailings to key customer groups and market segments, direct sales calls, and other appropriate means. Enova reserves the right to review and disapprove all advertising that contains Enova's name or products as to form and substance. Purchaser shall deliver to Enova prior to its use a copy (translated into English if the original is not in English) of any advertisement, promotion, trademark listing, or display with respect to Enova products, and Enova shall have the right to review and approve or disapprove the form and substance of each.

Sales Literature. Enova shall provide Purchaser with an adequate supply of Panther(TM) Drive System sales literature ("Promotional Materials") at the prevailing price. Enova shall have no obligation to provide any Promotional Materials or other materials or documentation to Purchaser in any language other than English. Enova grants to Purchaser the right to translate or to have translated into other languages any materials or documentation received from Enova and relating to the Enova products (including, but not limited to, the Promotional Materials). Purchaser may use, reproduce, and/or sell such translations, but only to the extent necessary to support and market Products. Enova shall not be responsible or liable for the accuracy of such translations and Purchaser shall indemnify Enova and hold it harmless from all damages, expenses and liabilities resulting from any translation inaccuracies.

Press Releases. The relationship established by this Agreement is one that the parties hereto will want to announce, either jointly or independently, in the form of press releases, the contents, format, and timing of which will be subject to the prior written approval of Purchaser and Enova. Such approval will not unreasonably be withheld by either party. No such prior written approval shall be required for disclosure reports and filings, which either party is required to make as a matter of law.

Professional Standards. Purchaser shall ensure that all of its personnel comply with professional sales standards of conduct typical of a well run business in order to maintain and promote responsible and ethical conduct on the part of such personnel and thereby enhance and support the reputation and goodwill of Enova products.

Records. Purchaser shall keep records of the incorporation of all Enova products and parts into Purchaser products.

Inspection. Enova shall have the right during normal business hours, at its cost with reasonable prior written notice, to inspect all of Purchaser's facilities, written policies and procedures, and books and records, which relate to the fulfillment of Purchaser's


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duties  hereunder.  Purchaser  shall  cooperate,  and  cause  its  personnel  to cooperate, with any such inspection.

Service and Support.

Qualified Service Provider Appointment. Enova appoints Purchaser as a Qualified Service Provider ("QSP") with the rights and responsibilities described in this
Section 4.

Description of QSP Services. Purchaser shall provide services in any location in which a Product is maintained, used, leased, or sold by Purchaser. Services to be provided by Purchaser shall include, but are not limited to:

providing to end users operating and maintenance instructions and advice with respect to Panther(TM) Drive Systems. Upon request, Purchaser shall provide the location and the use of each unit to Enova. Upon commissioning, Purchaser shall explain the provisions of Enova's warranty to the end user, and shall instruct the end user in the proper operation of the Panther(TM) Drive System incorporated into the Product.

providing services at such times following installation of Panther(TM) Drive Systems as may be necessary to ensure proper and efficient operation thereof, including but not limited to commissioning the Panther(TM) Drive System, making installation inspections and necessary adjustments, and performing all other services reasonably necessary at the time of delivery thereof.

providing warranty services with respect to Panther(TM) Drive Systems consistent with Enova's Warranty Policy and Procedures.

providing adequate service facilities and vehicles and providing an adequate staff of trained service personnel in order to provide service for those Enova products in a professional and timely manner.

Service Certification. Purchaser shall cause a sufficient number of its qualified employees to obtain and maintain QSP certification to provide the services described above. Purchaser shall send such employees, at reasonable intervals, to Enova's QSP certification seminars in Torrance, California. Thereafter, Purchaser shall send all such employees to periodic refresher and new Enova certification seminars so that such employees may maintain their Enova QSP Certifications. Enova shall bear the cost of preparing such courses and Purchaser shall bear all travel, lodging, and related costs for sending such employees to attend such seminars, including a fee to Enova for each course attended. At Purchaser's request, Enova shall, subject to availability and at such time upon which the Parties mutually agree, send Enova personnel to present training seminars for Purchaser's employees at a location to be specified by Purchaser, provided that Purchaser shall pay all documented travel, lodging, and related costs, plus a fee to Enova for each course taught.

Service Parts. Purchaser shall purchase and maintain a sufficient inventory of service parts as prescribed by Enova according to Enova's uniform parts inventory stocking guidelines in effect from time to time and based on the field population of Products to be


                                      S-7

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serviced by Purchaser, so as to be able to fulfill its service  responsibilities in a timely and professional manner. Purchaser may sell or deliver Enova parts only to end users who purchased Products from Purchaser or to another Enova QSP. Under no circumstances shall Purchaser sell, lease, distribute, deliver, or transfer Enova parts unless done in connection with a specific Panther(TM) Drive System warranty repair or replacement.

Parts. In providing services on Enova products, Purchaser shall use only authorized Enova parts, unless Enova agrees otherwise in writing.

Service Part Discount. The discount from list price for all service parts will be 10%.

Service Facilities, Prices. All services billable to end users or submitted as a warranty claim to Enova shall be provided at the same rates. Service parts prices charged by Purchaser shall not exceed the Enova list price, plus applicable freight or taxes in the location of service.

Purchaser's Basic Warranty Service Obligation. Purchaser's primary warranty service duty as a QSP is to identify and replace malfunctioning parts under warranty promptly and efficiently in accordance with Enova's technical service policies and parts stocking guide in effect from time to time. Purchaser shall make reasonable efforts to determine whether the end user has a valid warranty claim. Purchaser shall not recondition or retrofit any product or part and shall keep in a central location for Enova's inspection all defective Enova products and parts. At Enova's direction and expense, Purchaser shall return promptly to Enova all such defective products and parts. Purchaser shall not instruct an end user to return any Enova product or part directly to Enova.

Compensation for Warranty Repairs. Enova shall compensate Purchaser for services associated with warranty repairs upon receipt and approval of a valid warranty claim form pursuant to Enova's Warranty Procedure. As part of the warranty claim procedure, Purchaser comply with Enova's warranty acceptance criteria, as set forth in Appendix 4 and submit to Enova the information required by Enova to demonstrate compliance with the warranty acceptance criteria. Enova shall have no obligation to provide warranty support under this Agreement or pay Purchaser for warranty repairs until Enova is satisfied that Purchaser has complied with the applicable warranty acceptance criteria. Enova shall pay Purchaser for its labor on the Enova flat rate schedule attached as Appendix 5 for removal and replacement of serviceable components. Enova shall reimburse Purchaser for the price of service parts owned and used by Purchaser to provide warranty service at the rate of 10% below list price. Enova reserves the right to verify any claims that a Panther(TM) Drive System requires warranty service under the product warranty. If Enova determines that any Panther(TM) Drive System is free from defects or otherwise conforms to Enova's obligations and warranties under this Agreement, Purchaser shall pay all reasonable costs of such determination, including any labor, travel, transportation and shipping expenses. In the event that Enova determines that the service or repair is not covered under the terms of the warranty, Enova shall not be required to reimburse Purchaser for labor, parts, or other costs incurred in such service or repair.


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System  Upgrades.  Enova may change the design of the  Panther(TM)  Drive System from time to time and, at its sole discretion, provide upgraded parts, including without limitation hardware, firmware and software, for the Panther(TM) Drive Systems (collectively, "Upgrades") shipped to Purchaser but which have not yet been incorporated in Products and shipped to an end user. In the event Enova decides to provide such an Upgrade, Enova will notify Purchaser of the Upgrade, and Enova and Purchaser will mutually agree upon a time for the Upgrade to be installed and the party or parties who will do the installation.

Availability of Parts. During the term of this Agreement and for a period of five (5) years thereafter, Enova shall maintain the capability to manufacture or otherwise provide to Purchaser spare parts for the Panther(TM) Drive Systems that it purchases hereunder, except to the extent that Enova is unable to do so due to unavailability of parts from its suppliers; provided that in response to a request by Purchaser to supply such spare parts during this period, Enova may, at its option, instead provide to Purchaser all necessary information to enable Purchaser to acquire each spare part from component suppliers. At any time that Enova is still manufacturing or otherwise providing spare parts to Purchaser under this Agreement, Enova may, at its option, make substitutions in the spare parts it provides so long as the substitute part has equivalent or better form, fit and function.

Support Documentation. Enova will make available for purchase by Purchaser comprehensive training, repair, and service manuals for use in maintaining and servicing the Panther(TM) Drive Systems.

Manufacturer Support.

Scope of Support. Enova will use reasonable commercial efforts to make its technical personnel available as reasonably necessary to provide after-sale assistance to Purchaser technical and service personnel to resolve technical support issues. Such support shall consist principally of making appropriate Enova technical personnel available to Purchaser by telephone during Enova's normal business hours. To the extent that technical issues cannot be resolved by telephone, Enova will provide on-site support at Purchaser's facility. Enova will endeavor to respond to Purchaser inquiries within one (1) business day after receipt and will endeavor to assist Purchaser in resolving technical support issues as soon as practicable through the exercise of diligent efforts. Enova will provide such support to Purchaser personnel only and shall have no obligation to provide any support whatsoever directly to any Purchaser customer.

Fees and Expenses. Enova will provide up to 8 hours of telephone consultation per month at no additional cost to Purchaser. Hours in excess of that amount shall be billed at Enova's standard consulting rate as in effect at the time services are rendered. Except for on-site visits, if any, that Enova personnel make in connection with the performance of warranty services, Purchaser shall reimburse Enova for expenses that its personnel incur in performing on-site support and shall, in addition, pay Enova's


                                      S-9

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standard  consulting  rate for such  personnel as in effect at the time services are rendered.

Order, Delivery and Payment.

Prices. The prices of all Enova goods and services to be delivered hereunder for Development Efforts shall be as set forth on Appendix 3. The prices of all Enova goods and services to be delivered hereunder for Commercial Production purposes shall be as set forth on Appendix 7. In addition, and except to the extent that Purchaser may provide proper exemption certificates, Purchaser shall reimburse Enova in the amount of any federal, state or local excise, sales, use and other taxes, duties, tariffs or other governmental fees withheld and/or payable with respect to the manufacture, transportation, use, or sale of each Panther(TM) Drive System or component that Purchaser purchases, whether such taxes are imposed on Purchaser or required to be collected by Enova, or imposed on Enova products, Enova, or Purchaser in connection with the sale of Enova products, and whether such taxes are on receipts and gross income or are occupation or excise taxes; provided, however, that Purchaser shall not be responsible for taxes upon the income that Enova receives for its sale of Enova products, parts and services to Purchaser hereunder. Whenever possible, such tax or taxes shall be added to the invoice for the applicable Enova products as a separate charge or invoiced separately.

Rolling Forecast. With respect to Panther(TM) Drive Systems and related spare parts, Purchaser shall deliver to Enova, quarterly on a rolling basis, good faith projections of Purchaser's anticipated quantity requirements for such Enova products by month for the following 12 months. Forecasts shall reflect Purchaser's good faith expectations of end user demand, and Purchaser shall act in a commercially reasonable manner to avoid creating production capacity problems for Enova.

Calculation of Annual Volume Pricing. In each 12 month period following the Effective Date during the term of this Agreement, Enova shall sell products to Purchaser at prices that reflect the discount rate associated with the total volume forecast for that 12 month period, as set forth in Appendix 7. In the quarter prior to the anniversary of the Effective Date, the parties will confer and mutually agree upon production volumes for the following year. At the end of each 12 month period in which Purchaser does not release for shipment the forecasted amounts, Enova will invoice Purchaser the difference between the invoiced amounts for Enova products based on the forecasted volume discount rates and the payments that would have been charged for Panther(TM) Drive Systems based on actual sales volume achieved.

Purchase Orders and Shipment Terms. Purchaser shall order and release Enova products and services for delivery by delivering to Enova a purchase order ("Purchase Order"). This Agreement will apply to every Purchase Order for Enova products issued to Enova by Purchaser unless the parties expressly agree in writing that this Agreement does not apply. Subject to the following sentence, each Purchase Order accepted by Enova, together with this Agreement, shall constitute the entire agreement between Purchaser and Enova with respect to the purchase, sale and delivery of the Enova products described in such Purchase Order. Any terms or conditions stated in any


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Purchase  Order,  acknowledgment  or  invoice  (except  for  details  of  price, quantity, delivery schedule and other details of delivery which are not inconsistent with the terms of this Agreement) shall be of no force and effect, and no course of dealing, usage of trade, or course of performance shall be relevant to explain or modify any term expressed in the Agreement.

Procedures. From time to time during the term of this Agreement, Purchaser may order quantities of Enova products from Enova by submitting to Enova, at least the number of days in advance of the requested delivery dates specified in Appendix 7 hereto as the required "Lead Time," a written Purchase Order stating the items and quantities of Enova products which Purchaser wishes to purchase from Enova and the requested delivery dates for such items. As permitted below, Purchaser may also request adjustments to the delivery dates in a previously accepted Purchase Order by submitting a new Purchase Order (a "Modified Purchase Order") specifying the requested changes. Enova shall accept any Purchase Order issued by Purchaser within the scope of the most recent forecast submitted to Enova pursuant to Section 5.2 above and in conformance with the terms of this Agreement, including the provision of adequate Lead Times. Lead Times are estimates and are subject to change, except with respect to any Purchase Order previously accepted by Enova. Unless canceled or deferred as permitted below (via a Modified Purchase Order), Purchaser shall be obligated to purchase the quantities of Enova products on the schedule specified in any Purchase Order accepted by Enova. Enova shall acknowledge in writing each Purchase Order within three (3) business days of receipt, and such Purchase Order shall be deemed accepted by Enova unless, within ten (10) days of receipt of such Purchase Order, Enova submits to Purchaser, in writing, an objection to the Purchase Order based upon the failure of Purchaser to comply with this Agreement in submitting the Purchase Order (including, without limitation, the obligation to submit monthly rolling forecasts in accordance with Section 5.2 above). If Enova so objects to any Purchase Order, such Purchase Order shall not be binding on either party until a compliant Purchase Order is submitted by Purchaser to Enova. A Purchase Order becomes a part of this Agreement in accordance with this
Section 5 only after it is accepted in writing by Enova or is deemed accepted in accordance with the above provisions.

Reschedule/Cancellation. Purchaser and Enova acknowledge that substantial lead-times are involved in the manufacture and delivery of the Enova products and that Enova would likely suffer significant loss in the event that Purchaser seeks to cancel an order for Enova products within such lead-times. In recognition of these factors, any initial Purchase Order accepted by Enova shall be subject to the terms regarding cancellation or deferral of delivery of Enova products by Purchaser set forth in Appendix 7.

Delivery. All deliveries of Enova products shall be made FOB Enova's Torrance, California facility or such other facility as Enova may designate ("FOB Point"). In the absence of written shipping instructions from Purchaser, Enova will select the carrier and use best ground transportation and ensure that the Enova products are adequately insured. In the event Enova pays any shipping, freight, or insurance charges on behalf of Purchaser, Purchaser shall promptly reimburse Enova for all such shipping, freight or


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insurance  charges  incurred  on behalf of  Purchaser.  If shipment of any Enova products is delayed at Purchaser's request, Purchaser shall bear all reasonable and necessary transportation and/or storage related costs of holding such Product, and Enova may invoice Purchaser for such Enova products on the date when Enova is prepared to make shipment.

Title And Risk Of Loss. Title and risk of loss or damage to the Enova products shall pass to Purchaser upon Enova's delivery of the Enova products to the carrier at the FOB Point.

Inspection; Acceptance. Purchaser shall inspect and may reject all Enova products that are defective within fifteen (15) days after the date of Purchaser's receipt thereof. If Purchaser fails to effectively reject any Enova products in a written document delivered to Enova within such 15-day period, Purchaser shall be deemed conclusively to have accepted such Enova products and any defects (other than those described in the following sentence must thereafter be remedied through the product warranty in Appendix 6). This provision shall in no way impair Purchaser's rights with respect to latent or other defects which would not have been readily ascertainable upon inspection of the Enova products within such 15-day period.

Payment Terms. Enova will invoice Purchaser for Enova products purchased upon delivery of such products to the FOB Point, and Purchaser shall pay all such invoices by check or wire transfer within thirty (30) days after the invoice date. Enova reserves the right to require reasonable assurances of payment by Purchaser (for example, the issuance of a letter of credit from a reputable bank provided by Purchaser to Enova not later than fifteen (15) days prior to the scheduled delivery date). Enova may, from time to time, evaluate Purchaser's credit standing and, on that basis, establish a credit limit to accommodate Purchaser's issuance of Purchase Orders as herein provided. Purchaser shall provide any reasonable assistance requested by Enova to make such evaluation.

Late Payments. Regardless of what payment terms apply to any Purchase Order, Purchaser shall pay to Enova a late charge on any past due amounts at the rate of one and one-half percent (1.5%) per month or part thereof or the maximum amount permitted by law, whichever is less. Purchaser hereby agrees to make all payments when due for the purchase of any and all Products accepted by Purchaser regardless of any offset or claim which Purchaser might otherwise be entitled to assert. Such agreement shall be without prejudice to Purchaser's right to pursue any claim or remedy except as an offset against any payment owed by Purchaser under this Agreement.

     1.1 Changes. Enova expects to be able to provide Purchaser with advance notice regarding changes in the design of any Enova products. Enova shall have the right, however, to change the design of Enova products at the same time that Enova provides notice to Purchaser and shall have the right at any time to make changes in materials and to improve Enova products, provided that the resulting modified product


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meets or exceeds any  applicable  specifications  under this  Agreement for such product and the modifications do not materially affect the form, fit, or function of such products.

Warranties to End Users.

Enova's End User Product Warranty. Purchaser shall include Enova's End User Product Warranty in each agreement for sale or lease of the products and parts entered into by Purchaser with end users and Purchaser shall furnish a copy of such End User Product Warranty to the end user upon delivery of each product. Enova's End User Product Warranty in effect on the Effective Date is attached as Appendix 6. Enova reserves the right to modify, change or revise the product warranty at any time upon notice to Purchaser, with such modifications, changes or revisions applicable for any products or parts that are ordered after the revision date. If any such modification substantially changes any of the discussions or agreements Purchaser may have had with its then current or prospective customers, Enova and Purchaser will discuss and determine how to resolve such modifications.

Any Additional Purchaser Warranties. Enova shall have no obligation with respect to, and Purchaser shall be solely responsible for and shall indemnify and hold harmless Enova with respect to, any warranties beyond Enova's End User License and Warranty that Purchaser may provide with respect to any product or part.

Trademarks and Branding.

License to Use Enova Trademarks. Purchaser acknowledges that Enova is the owner of all right, title, and interest in and to Enova trademarks. Enova hereby grants to Purchaser a license, for so long as this Agreement remains in effect, to use Enova trademarks, provided that Purchaser uses the Enova trademarks solely in marketing, distributing, and selling Panther(TM) Drive Systems as integrated in Products under the terms and conditions of this Agreement and in accordance with the specifications as to style, color, and typeface for the Enova trademarks. Upon termination of this Agreement, Purchaser shall take all action necessary to transfer and assign to Enova or Enova's nominee any right, title, or interest in or to any Enova trademarks that Purchaser may have acquired in any manner as a result of the marketing, distribution, sale, or resale of any Enova product, and Purchaser shall cease using any Enova trademarks.

Branding. Purchaser shall prominently display on the Products, as well as on all promotional and other collateral materials relating to, and all packaging for Products, such trademarks, trade names, service marks, designations that Enova may adopt to identify it or any Enova products, or any patent, patent application, or other proprietary markings in the size and manner that Enova designates from time to time. Under no circumstances shall Purchaser remove any such proprietary notice or marking affixed to any Enova product, parts, or related materials.

Term and Termination

Term: This Agreement shall commence on the Effective Date and continue in full force and effect for a period of five (5) years. Thereafter, this Agreement automatically shall renew for subsequent terms of one year each, unless either party provides the other party with notice of its intention not to renew this Agreement no fewer than 90 calendar days prior to the end of the then-current term.

Termination by Either Party: Each party may terminate this Agreement immediately by delivering to the other party written notice of such termination in the event of any of the following:

failure of the Prototype or the Panther(TM) Drive System provided as part of the Development Efforts to pass acceptance test criteria as outlined in Appendix 3;

a material breach of this Agreement by the other party that continues uncured for thirty (30) calendar days following written notice thereof from the non-breaching party;

a material breach of confidentiality or nondisclosure agreements by the other party, including, without limitation, Section 9 below;

the other party's failure to pay when due any indebtedness owed by Purchaser to Enova for Enova products or parts;

the execution by the other party of an assignment for the benefit of creditors, or the commencement by or against the other party of voluntary or involuntary proceedings (which are not dismissed within 60 calendar days) under any bankruptcy, reorganization, or similar laws of any jurisdiction, or if any order shall be made or any resolution passed for the winding up, liquidation or dissolution of the other party, if a receiver be appointed for it for all or substantially all of its assets, or if a substantial portion of its goods or properties shall be taken in execution; or

the other party ceases to do business or otherwise terminates its business operations relevant to this Agreement.

Termination by Enova.  In addition to the grounds for  termination  set forth in
Section 8.2, Enova may terminate this Agreement upon

Any attempted or actual transfer or assignment of this Agreement or any right or obligation hereunder by Purchaser, whether by operation of law, change of control or otherwise, without the prior written approval of Enova; or if

Purchaser merges into any entity, or the Sale of a Controlling Stock Interest in Purchaser occurs, in each case other than in a transaction in which the person or persons controlling the surviving, continuing or acquiring person after the transaction is or are substantially identical to the person or persons controlling Purchaser before the transaction; provided that, "Sale of a Controlling Stock Interest" of Purchaser means the acquisition by any "person" or "group," as such terms are defined under the Securities Exchange Act of 1934, of 50% or more of the voting securities of Purchaser.

Termination of Purchase Orders. Either party may terminate a Purchase Order under this Agreement under the same circumstances as would give rise to a right to terminate this Agreement.

Payment. Any termination of this Agreement shall not release Purchaser or Enova from paying any amount that it may then owe to the other party. In the event of termination of this Agreement, all of Purchaser's debt to Enova and all of Enova's obligations to Purchaser pursuant to this Agreement shall become immediately due and payable on the date of termination. Termination does not relieve Purchaser of the obligation to pay for Enova products or parts ordered but not shipped prior to termination.

Survival of Obligations. In addition to any provisions that survive the termination of this Agreement by their express terms and any provisions that would be necessary or useful to the parties in enforcing their respective rights under the Agreement, the following provisions shall survive the termination of this Agreement: 3.8, 3.9, 4.8 (for a period of five years), 5.10, 5.11, 6, 8.5, 8.6, 9, 10-15, and Sections 4.0 and 5.0 in Appendix 3.

Confidential Information and Intellectual Property.

Confidential Information. Confidential information shall be governed by the standard Enova Nondisclosure Agreement, pursuant to Appendix 8, the terms and provisions of which are incorporated herein by this reference and binding upon the parties hereto.

Intellectual Property. The sale of Enova products to Purchaser does not convey to Purchaser any intellectual property rights in such Enova products, including but not limited to any rights under any patent, trademark, copyright, or trade secret. Except as expressly provided in Section 9.3 of this Agreement, Purchaser may not use or sell any Enova product, alone or in combination with other products, without a separate license from Enova under all applicable patents, copyrights and trademarks. Purchaser's use and sale of any Enova products shall be solely in accordance with the terms and conditions of this Agreement. Neither the sale of any Enova Product nor any provision of this Agreement shall be construed to grant to Purchaser, either expressly, by implication or by way of estoppel, any license under any patents or other intellectual property rights of Enova covering or relating to any other product or invention or any combination of Enova products with any other product. Purchaser shall use the Enova products furnished by Enova solely in accordance with the terms of this Agreement, and Purchaser shall not, directly or indirectly, disassemble, decompile, reverse engineer, or analyze the physical construction of any of the Enova products for any purpose.

License Grant. Enova hereby grants to Purchaser a nonexclusive, nontransferable, worldwide, royalty-free license under Enova's intellectual property rights to use the Panther(TM) Drive Systems and any hardware, firmware, and software embodied therein, in combination with Purchaser products and/or the technology of a third person for the specific purpose of providing primary propulsion power in Products as listed in Appendix 2.

Legal Compliance.

Compliance with Applicable Law. Purchaser shall ensure that all Enova products and parts, and Purchaser's services with respect to them, including without limitation the sale, leasing, rental, installation, commissioning and warranty service, comply with all applicable laws, rules, regulations and standards within the sales territory. Purchaser shall obtain and maintain, at its sole expense, any and all certifications, licenses, other authorizations, ratings and approvals required or advisable under the laws of the sales territory and elsewhere in connection with Purchaser's integration, distribution, sales, and provision of services for Enova products and parts. Without limiting the generality of the foregoing, Purchaser shall (a) supply and fit all signs and safety notices to the Enova units and provide all manuals and instructions so that they comply with all applicable laws and regulations, and (b) obtain all necessary governmental approvals and licenses. Enova shall assist Purchaser where possible in obtaining such approvals and compliance.

Improper Payments. Purchaser and Enova represent and warrant that they have not made, or promised to make, any payment to any public official in violation of the United States Foreign Corrupt Practices Act or other applicable laws. Purchaser and Enova represent and warrant that they are aware of the applicable United States regulations governing bribery, agency, and government purchases and any other relevant regulations and that they shall comply with such rules and regulations. Each party hereto agrees to hold the other harmless from and against the consequences of a violation by it of this provision.

Export Regulations. Purchaser represents and warrants that it has and will comply in all material respects with all provisions of United States export regulations and laws. Purchaser acknowledges that it has read and is familiar with these regulations and laws and shall, for a period of at least two (2) years after the expiration or earlier termination of this Agreement, fully comply with all provisions of these regulations and shall permit Enova's representatives and/or representatives of the United States government to inspect all such records as may be required. Purchaser represents and warrants that it shall provide Enova, upon Enova's request, with copies of bills of lading and other shipping documentation in order to demonstrate Purchaser's compliance with the foregoing. Purchaser represents and warrants that it shall obtain written assurance from end users of the Panther(TM) Drive Systems that they are not intended to be used for any purposes prohibited by United States export laws and regulations and shall provide Enova with such information and documentation as Enova reasonably requests in order to verify that Purchaser's export of the Panther(TM) Drive Systems complies with applicable United States export regulations and laws.

DISCLAIMER. EXCEPT FOR THE LIMITED WARRANTY GIVEN ONLY TO END USERS PURSUANT TO ENOVA'S END USER LICENSE AND WARRANTY, ENOVA GIVES NO WARRANTIES REGARDING ENOVA AND THIRD-PARTY PRODUCTS, PARTS, AND SERVICES THAT ENOVA PROVIDES HEREUNDER AND, TO THE EXTENT PERMITTED BY LAW, DISCLAIMS ALL EXPRESS, IMPLIED AND STATUTORY WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF
MERCHANTABILITY,   FITNESS  FOR  A  PARTICULAR  PURPOSE,

AND NONINFRINGEMENT. SPECIFICALLY, BUT WITHOUT LIMITING THE APPLICATION OF THE FOREGOING DISCLAIMER, THE PARTIES RECOGNIZE AND AGREE THAT THE ENOVA PRODUCTS AND PARTS MAY ENCOUNTER OPERATIONAL DIFFICULTIES. ENOVA DOES NOT WARRANT (I) THAT THE ENOVA PRODUCTS AND PARTS WILL MEET PURCHASER'S OR THE END USERS'
REQUIREMENTS, (II) THAT THE ENOVA PRODUCTS AND PARTS WILL OPERATE IN THE COMBINATIONS WHICH THE END USER MAY SELECT FOR USE, (III) THAT THE OPERATION OF THE ENOVA PRODUCTS AND PARTS WILL BE UNINTERRUPTED OR ERROR-FREE, OR (IV) THAT MALFUNCTIONS IN THE ENOVA PRODUCTS AND PARTS CAN BE CORRECTED. EXCEPT FOR ACTIONS FOR NONPAYMENT OR BREACH OF CONFIDENTIALITY OR IP RIGHTS, ANY ACTION FOR AN ALLEGED BREACH OF ANY CONTRACT OF SALE OR OF WARRANTY MUST BE COMMENCED WITHIN ONE (1) YEAR AFTER THE DATE ON WHICH THE CAUSE OF ACTION ACCRUES.

Intellectual Property Infringement Protection. Enova shall have the liability expressed in this paragraph with respect to a claim that an Enova product or part infringes any intellectual property right of any third party, provided that: (a) Purchaser or its end user, as applicable, notifies Enova in writing within ten days of the receipt of any such claim; (b) Enova has sole control of the defense of such claim and all related settlement negotiations; (c) Purchaser and its end user make no admission of any such alleged infringement; and (d) Purchaser and its end user, as applicable, provide Enova with assistance, information and authority necessary to perform Enova's duties under this paragraph. In no event shall Enova be liable for any claim of infringement based on the use of any Enova product altered in whole or in part by Purchaser and/or its end user or used in connection with absolutely any equipment, process, software or technology other than that necessary for use of the Enova product in the Product pursuant to specifications expressly approved by Enova. If an Enova product or part is held, or believed by Enova, to infringe, Enova shall have the sole option in its sole discretion and at its sole expense to (a) modify the Enova product or part to cause the same to be noninfringing; (b) obtain for the authorized end user a license to continue using the Enova product or part; or
(c) refund the fees paid for the Enova product or part upon return of such product or part to Enova at its expense. Enova shall have the right to refuse to supply additional Enova products or parts subject to a claim or threatened claim of infringement. THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABLITY OF ENOVA FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS UNDER THIS AGREEMENT, AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN REGARD TO THOSE ITEMS, INCLUDING WITHOUT LIMITATION THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

Limitation of Liability In General. Independent of, severable from, and to be enforced independently of any other enforceable or unenforceable provision of this Agreement, ENOVA SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND - INCLUDING LOST GOODWILL, LOST PROFITS, LOST BUSINESS, OR OTHER INDIRECT ECONOMIC DAMAGES, AND FURTHER INCLUDING INJURY TO PROPERTY,

WHETHER SUCH CLAIM IS BASED ON THEORIES OF CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHERWISE - AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, REGARDLESS OF WHETHER ENOVA WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY OF SUCH DAMAGES. Purchaser shall indemnify, defend, and hold harmless Enova and its directors, shareholders, officers, agents, employees, successors, and assigns from and against any and all claims arising from, in connection with, or related in any way, directly or indirectly, to Purchaser's or end user's improper use or operation of the Panther(TM) Drive Systems or any other products provided hereunder, including without limitation, all damages resulting from any products liability claim.

Dispute Resolution: All disputes, controversies, claims for temporary or permanent redress or relief arising out of or with reference to this Agreement and relating to the ownership, licensing, use, sublicensing, violation, infringement or performance hereunder with respect to intellectual property rights shall be brought by either party in a state or federal court in Los Angeles County, California or other court of competent jurisdiction. All other disputes, controversies, claims for temporary or permanent redress or relief arising out of or with reference to this Agreement shall be settled by arbitration by a panel of three arbitrators under the commercial arbitration rules of the American Arbitration Association, Endispute or the Judicial Arbitration and Mediation Service. The location of the arbitration shall be Los Angeles, California. Such arbitration shall be conducted by three arbitrators, one chosen by Enova, one chosen by Purchaser and a third, neutral arbitrator, selected by the first two. The award of the arbitrators shall be final and binding and the parties consent to the exclusive jurisdiction of any federal or state court in Los Angeles County for purposes of enforcing any decision of the arbitration panel. By this Agreement, the parties do not intend to deprive any court of its jurisdiction to issue a prearbitral injunction, prearbitral attachment or other order in aid of arbitration proceedings and enforcement of the award, including without limitation, injunctive relief for the protection of intellectual property rights.

Miscellaneous:

Governing Law. This Agreement will be governed in all respects by the laws of the State of California as such laws are applied to contracts between California residents entered into and to be performed entirely within the State of California. The parties agree to exclude entirely the application of the United Nations Convention on Contracts for the International Sale of Goods from this Agreement and from any agreement or transaction that may be executed or carried out pursuant to this Agreement.

Entire and Sole Agreement. This document, together with the attached exhibits specifically referenced in this document, constitutes the complete and exclusive statement of the mutual understanding of the parties with respect to its subject matter. This Agreement supersedes any and all prior or contemporaneous understandings, representations, or other communication between the parties of any sort, whether written or oral, with respect to its subject matter. The terms of this Agreement shall supersede any inconsistent terms and conditions of any Purchase Order, regardless of form, issued by Purchaser to Enova. In any proceeding brought to enforce or interpret the terms of this Agreement, the nonprevailing party shall pay to the prevailing party the prevailing party's attorneys' fees and costs incurred.

Assignment. Neither party shall assign this Agreement or any right or interest under this Agreement or delegate any obligation to be performed under this Agreement without the other party's prior written consent, which consent shall not be unreasonably withheld, and any attempt to do so shall be void.

Force Majeure. Each party's performance under this Agreement (i) shall be suspended (other than the obligation to pay monies already due to either party or becoming due as a result of filling orders placed and accepted) for so long as such performance is hindered or prevented by events or occurrences beyond its reasonable control ("Force Majeure"), such as, but not limited to, riots, labor disputes of a general nature, national or civil wars (declared or undeclared), insurrections, rebellions, terrorist acts, embargoes, civil disturbances, dispositions or orders of governmental authority (whether such authority be actual or assumed), acts of civil or military authority, fires, strikes, delays in transportation, inability to obtain necessary labor, manufacturing facilities or materials from usual sources and acts of God and (ii) any delays resulting from any such cause shall extend the time for performance correspondingly. If a failure to perform results from a governmental law, rule, regulation, disposition or order and the affected party is unable to perform, after making reasonable efforts to comply with such law, rule, regulation, disposition or order, the matter shall be deemed a Force Majeure. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR GENERAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES DUE TO ANY FORCE MAJEURE.

Counterparts. This Agreement may be executed and delivered in one or more counterparts and by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

Relationship of the Parties. Purchaser shall conduct its business in the purchase, distribution, marketing, sale, installation, commissioning and provision of services with respect to Enova products hereunder as a principal, for its own account and at its own expense and risk. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency, or employment relationship between the parties hereto nor shall either party have the right, power, or authority to create any obligation or duty, express or implied, on behalf of the other party. Purchaser shall not act or represent itself, either directly or by implication, as an agent for Enova and will not attempt to create any obligation, or make any representation, warranty, or covenant that Enova has not specifically authorized in working on behalf, or in the name, of Enova.

No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Enova or Purchaser, any rights, remedies or other benefits under or by reason of this Agreement.

Notices. All notices or other communications that shall or may be given pursuant to this Agreement, shall be in writing, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, e-mail, reputable overnight or other rapid courier with tracking capabilities, or by hand delivery; provided, however, that if a notice or other communication is sent via facsimile or e-mail, such notice or communication shall also sent by one of the other means of transmittal (with the exception of facsimile or e-mail, as the case may be). Such communications shall be deemed given and received upon delivery if sent by overnight courier or hand delivered, within three business days of mailing, if sent by certified or registered mail, and within the time period set forth above for such method other than facsimile or e-mail if sent by facsimile or e-mail, and shall be addressed to the Parties as set forth in the preamble to this Agreement or such other addresses as the Parties may designate and provide notice of in writing from time to time in accordance with this Section.

Waiver. No waiver of any provision of this Agreement or of any rights or obligations of either party hereunder shall be effective unless in writing and signed by the party waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

Amendments. This Agreement shall not be modified, amended, or in any way altered except by an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.


ENOVA SYSTEMS, INC.                            PURCHASER


By:  ______________________________            By:  ____________________________

                                               Name:
Name: Carl Dean Perry
                                               Title:  President
Title:  President & CEO